EXHIBIT 4
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                               EXCHANGE AGREEMENT


         This Exchange Agreement (the "AGREEMENT"), dated as of January 31, 2007, is made by and among:

         (a) The undersigned holders (each, a "CONSENTING NOTEHOLDER" and collectively the "CONSENTING NOTEHOLDERS") of certain 9-3/8% Senior Subordinated Notes due 2011 (the "9-3/8% NOTES") and/or 8-3/4% Senior Subordinated Notes due 2011 (the "8-3/4% NOTES" and together with the 9-3/8% Notes, the "NOTES"), in each case issued by SunCom Wireless, Inc. (f/k/a Triton PCS, Inc.) ("WIRELESS"); and

          (b) SunCom Wireless Holdings, Inc. ("HOLDINGS"), the indirect parent of Wireless, Wireless and SunCom Wireless Investment Company, LLC ("INVESTCO"), the direct subsidiary of Holdings and direct parent of Wireless (each of the foregoing, together with the Consenting Noteholders, a "PARTY", and collectively, the "PARTIES").

                                    RECITALS

         WHEREAS, Holdings, through its subsidiaries, is a leading provider of wireless communications services in the southeastern United States and in certain territories of the United States;

         WHEREAS, Investco, upon consultation with Holdings, has determined to effect a recapitalization concerning or impacting, INTER ALIA, the Notes in accordance with the terms of this Agreement (the "RECAPITALIZATION");

         WHEREAS, the Parties intend to implement the Recapitalization through an equity-for-debt exchange (the "EXCHANGE") and consent to amendment of the indentures governing the Notes (the "AMENDMENTS");

         WHEREAS, to effect the Exchange, Holdings shall contribute shares of its Class A common stock, $.01 par value (the "CLASS A STOCK") to Investco, and Investco shall deliver such Class A Stock to the Consenting Noteholders in exchange for their Relevant Interests;

         WHEREAS, Holdings shall submit the Exchange and the Merger Agreement (as defined herein) to the vote of the holders of its Class A Stock for approval (the "SHAREHOLDER VOTE");

         WHEREAS, certain of the holders of the Notes and Holdings, Investco and Wireless have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the outstanding indebtedness and liabilities of, and equity interests in, Holdings and its subsidiaries in accordance with the terms set forth in this Agreement;

         WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, this Agreement with the assistance of professional legal and financial advisors of its own choosing;

         WHEREAS,   concurrently  with  the  execution  and  delivery  of  this
Agreement, Holdings and SunCom Merger Corp., a wholly-owned subsidiary of Holdings ("MERGER SUB"), have

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entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT")  pursuant to which, immediately prior to the Exchange, Merger Sub will be merged with and into Holdings (the "MERGER") for the purpose of (i) effecting the conversion of each outstanding share of Class A Stock into 0.1 share of Class A Stock, (ii) effecting certain amendments to the certificate of incorporation of Holdings and (iii) granting certain additional rights to the holders of Class A Stock of Holdings immediately prior to the Merger;

         WHEREAS, each Consenting Noteholder desires to agree to support and implement the Recapitalization and, to the extent it owns any Class A Stock, to vote to adopt the Merger Agreement and to vote to approve the Exchange, and Holdings and Investco desire to obtain the commitment of the Consenting
Noteholders to take such action, in each case subject to the terms and conditions set forth herein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders of the Class A Stock, following the conversion of shares of Class B common stock, par value $0.01 per share, of Holdings ("CLASS B STOCK"), held by certain of such holders to Class A Stock, have executed a Voting and Lock-up Agreement with certain of the Consenting Noteholders whereby such holders of Class A Stock have agreed, among other things, to vote to adopt the Merger Agreement, to vote to approve the Exchange, and to otherwise support and implement the Recapitalization.

         NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

SECTION 1. CERTAIN DEFINITIONS.

         For purposes of this Agreement, the term:

         "ACQUISITION PROPOSAL" shall mean any proposal, offer or inquiry from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in Holdings, Wireless or Investco or any of their subsidiaries representing 50% or more of the consolidated assets of Holdings and its subsidiaries taken as a whole, or of an equity interest representing a 50% or greater economic interest in Holdings and its subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to Holdings, Investco, Wireless or any of their subsidiaries, including without limitation, a Sale Transaction.

         "ACTION" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

         "AGREEMENT" shall have the meaning ascribed thereto in the Preamble.

         "AMENDMENTS" shall have the meaning ascribed thereto in the Recitals.


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         "ASSETS" shall mean, with respect to any Person, any land,  buildings, improvements, leasehold improvements, Fixtures and Equipment and any other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its subsidiaries.

         "BENEFICIAL  OWNER" or  "BENEFICIAL  OWNERSHIP"  with  respect  to any
securities  means  having   "beneficial   ownership"  of  such  securities  (as
determined pursuant to Rule 13d-3 under the Exchange Act).

         "BOARD" means the board of directors of Holdings. "BREAK-UP FEE" shall have the meaning ascribed thereto in Section 11.2(b). "CHASE RELEASE PARTIES" shall have the meaning ascribed thereto in Section 8.2(d). "CLASS A STOCK" shall have the meaning ascribed thereto in the Recitals. "CLASS B STOCK" shall have the meaning ascribed thereto in the Recitals. "CLOSING" shall have the meaning ascribed thereto in Section 2.2(a). "CLOSING DATE" means the date the Closing occurs. "COMMON STOCK" shall mean the Class A Stock and the Class B Stock together. "COMPANY SEC REPORTS" shall have the meaning ascribed thereto in Section 5(b)(i). "CONSENTING NOTEHOLDER" shall have the meaning ascribed thereto in the Preamble. "CONTINUING DIRECTORS" shall have the meaning ascribed thereto in Section 9.1. "DESIGNATED DEFAULTS" shall mean any default arising from failure to perform or comply with Sections 4.01, 4.04, 4.05, 4.06, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20 and 5.01 of the Indenture, dated as of January 19, 2001, as supplemented by the Supplemental Indenture, dated as of November 18, 2004 and the Second Supplemental Indenture, dated as of January 27, 2005 and of the Indenture, dated as of November 14, 2001, as supplemented by the Supplemental Indenture, dated as of November 18, 2004 and the Supplemental Indenture, dated as of January 27, 2005.

         "D&O INSURANCE" shall have the meaning ascribed thereto in Section 8.2(b).

         "8-3/4% NOTES" shall have the meaning ascribed thereto in the Preamble.

         "EXCHANGE" shall have the meaning ascribed thereto in the Recitals.

         "EXCHANGE ACT" shall have the meaning ascribed thereto in Section 5(b)(i).

         "EXCHANGE  CONSIDERATION"  shall have the meaning  ascribed thereto in
Section 2.1.

         "EXPENSES" shall have the meaning ascribed thereto in Section 11.2(a).

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         "FCC  APPROVAL"  shall have the  meaning  ascribed  thereto in Section
8.5(b).

         "FIXTURES AND EQUIPMENT" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

         "GAAP" shall have the meaning ascribed thereto in Section 5(b)(ii).

         "GOVERNMENTAL ENTITIES" shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction, including for the avoidance of doubt any self regulatory organizations.

         "HOLDINGS" shall have the meaning ascribed thereto in the Preamble.

         "HSR ACT" shall have the meaning ascribed thereto in Section 6.2.

         "INDEMNITEES"  shall  have the  meaning  ascribed  thereto  in Section
8.2(a).

         "INVESTCO" shall have the meaning ascribed thereto in the Preamble.

         "LIEN" shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction, hypothecation or encumbrance.

         "MATERIAL ADVERSE EFFECT" shall mean an event or condition that has had or reasonably could have a material adverse effect on the business, assets or financial performance of Holdings and its consolidated subsidiaries, taken as a whole, other than any effect resulting from (i) conditions, developments or circumstances (including, without limitation, economic, political or regulatory conditions, federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the wireless communications industry in general or that adversely affect the markets in which Holdings and its subsidiaries operate generally or affect industries related to the telecommunications business generally (including, without limitation, the introduction of any technological changes in the telecommunications industry), (ii) any change in the United States or foreign economies or securities or financial markets in general, (iii) any action taken by Holdings, Investco, Wireless or the Consenting Noteholders in furtherance of the transactions contemplated hereby and consistent with the terms of this Agreement, (iv) the public announcement of the Exchange, the consummation of the transactions contemplated hereby, or the public announcement of the New Board's intention to pursue strategic alternatives, including a Sale Transaction, or (v) changes in the nature of competition affecting the business of Holdings and its subsidiaries, taken as a whole (including, without limitation, competition resulting from the introduction of any new technological changes in the telecommunications industry).

         "MATERIAL CONTRACT" shall have the meaning ascribed thereto in Section 7.2(c).

         "MATERIALS" shall have the meaning ascribed thereto in Section 9.2.

         "MERGER" shall have the meaning ascribed thereto in the Recitals.

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

         "MERGER AGREEMENT" shall have the meaning ascribed thereto in the Recitals.

         "MERGER SUB" shall have the meaning ascribed thereto in the Recitals.

         "NEW BOARD" shall have the meaning ascribed thereto in Section 9.1.

         "NEW  INVESTMENT  BANK"  shall have the  meaning  ascribed  thereto in
Section 9.2.

         "9-3/8% NOTES" shall have the meaning ascribed thereto in the Preamble.

         "NOTES" shall have the meaning ascribed thereto in the Preamble.

         "PARTY" shall have the meaning ascribed thereto in the Preamble.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

         "POTENTIAL  PURCHASERS"  shall have the  meaning  ascribed  thereto in
Section 9.2.

         "PPM" shall have the meaning ascribed thereto in Section 4(d).

         "PROXY STATEMENT" shall have the meaning ascribed thereto in Section 7.1(b).

         "RECAPITALIZATION" shall have the meaning ascribed thereto in the Recitals.

         "RECAPITALIZATION DOCUMENT" shall have the meaning ascribed thereto in
Section 3.1(a)(i). "RELEVANT INTERESTS" shall have the meaning ascribed thereto in Section 4(a).

         "REQUISITE NOTEHOLDERS" means Consenting Noteholders representing at least 85% in aggregate principal amount of all outstanding Notes subject to the Agreement.

         "RESTRICTED PERIOD" shall have the meaning ascribed thereto in Section 3.2.

         "SALE TRANSACTION" shall have the meaning ascribed thereto in Section 9.2.

         "SEC" shall have the meaning ascribed thereto in Section 3.1(a)(ii).

         "SECURITIES  ACT" shall have the meaning  ascribed  thereto in Section
4(d).

         "SHAREHOLDER VOTE" shall have the meaning ascribed thereto in the Recitals.

         "STOCKHOLDERS  MEETING"  shall have the  meaning  ascribed  thereto in
Section 7.1(b).

         "SUNCOM RELEASE PARTIES" shall have the meaning ascribed thereto in Section.8.2(d).

         "Superior Proposal" shall mean an Acquisition Proposal that the Board determines in good faith (after consultation with the New Investment Bank or, if the New Investment Bank

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shall  not have been  appointed  or shall no longer  be  serving  as  financial advisor to Holdings, another financial advisor of national reputation, and in light of all relevant circumstances, including all the terms and conditions of such proposal and the Exchange) to be more favorable to Holdings' stockholders than consummating the Exchange.

         "TRANSFER" shall have the meaning ascribed thereto in Section 3.2.

         "UNSOLICITED  PROPOSALS"  shall have the meaning  ascribed  thereto in
Section 9.2.

         "VOTING AND LOCK-UP AGREEMENT" shall have the meaning ascribed thereto in the Recitals.

         "WIRELESS" shall have the meaning ascribed thereto in the Preamble.

SECTION 2. EXCHANGE.

2.1.     EXCHANGE.

         Subject to the terms and conditions of this Agreement, at the Closing, each Consenting Noteholder will exchange its Relevant Interests, by transferring the applicable Notes to Investco pursuant to Section 2.2, for the number of shares of Class A Stock specified opposite such Consenting Noteholder's name on Schedule I hereto (the "EXCHANGE CONSIDERATION"), which Schedule shall be updated as necessary prior to Closing to reflect any acquisitions or dispositions of Relevant Interests pursuant to the provisions of Sections 3.2, 3.3 and 4(b) and which reflects an exchange ratio of 71.113944 shares of Class A Stock for each $1,000 principal amount of Notes. The terms of the Class A Stock shall be as set forth in the certificate of incorporation of Holdings as it will be amended in the Merger (as defined herein). In lieu of any fractional shares of Class A Stock to be issued to the Consenting Noteholders as Exchange Consideration, each Consenting Noteholder shall be entitled to receive cash from Investco equal to the product obtained by multiplying (A) the fractional share interest to which such Consenting Noteholder (after taking into account all shares of Class A Stock to be received by such Consenting Noteholder) would otherwise be entitled to receive by (B) (i) if the Class A Stock is listed on the New York Stock Exchange, the per share closing price of the Class A Stock on the Closing Date as listed on the New York Stock Exchange (as reported by THE WALL STREET JOURNAL (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) or (ii) if the Class A Stock is not listed on the New York Stock Exchange, the per share closing price of the Class A Stock on the Closing Date as listed on the over-the-counter bulletin board or other exchange or quotation system on which the Class A Stock is traded at such time.

2.2.     DELIVERY AND PAYMENT.

         (a) The closing of the Exchange (the "CLOSING") will occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019 or at such place or places as mutually may be agreed upon by the Parties, at 10:00 A.M., New York City time, as promptly as practicable but in no event later than the third (3rd) business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions (other than those conditions that by their

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                  nature are to be  satisfied  at  Closing,  but subject to the fulfillment  or  waiver  of those  conditions)  set  forth in
                  Section 10.

        (b) Delivery of the Notes at the Closing will be made to Investco by or on behalf of the Consenting Noteholders and Investco shall deliver to the Consenting Noteholders Class A Stock representing the Exchange Consideration (which Class A Stock shall be delivered by Holdings to Investco immediately prior to the Closing). Delivery of the Notes will be made through the facilities of The Depository Trust Company. At closing, each Consenting Noteholder shall also deliver to Investco a letter of transmittal in customary form transferring the Notes to Investco (which letter of transmittal shall also include information as to the tax basis of the Consenting Noteholder in the Notes being transferred).

2.3.     EXIT CONSENT.

         Each of the Consenting Noteholders who validly Exchanges its Notes pursuant to this Agreement will be deemed, by tendering its Notes for exchange, to have delivered a consent to the adoption of the Amendments, in substantially the form attached as EXHIBIT A hereto, effective immediately prior to the Closing. The Consenting Noteholders, with the cooperation of the other Parties hereto, shall instruct the Depository Trust Company, as record holder of the Notes, as necessary to effect such consent under the indentures governing the Notes prior to the Closing.

2.4.     FORM OF EXCHANGE CONSIDERATION.

         There will be placed on the certificates for the shares of Class A Stock issued as Exchange Consideration a legend stating in substance:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

2.5.     TAXES.

         Holdings, Investco and Wireless will be responsible for all sales and similar transfer taxes which may be due by the Consenting Noteholders as a result of the Exchange as set forth in this Section 2 except to the extent that such taxes are imposed because Notes are held other than in the name of the registered holder.

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SECTION 3. LOCK-UP OF CONSENTING NOTEHOLDERS.

3.1.     SUPPORT OF RECAPITALIZATION.

         (a) Each of the Consenting Noteholders, as long as each such Consenting Noteholder remains the legal owner, Beneficial Owner and/or the duly authorized investment adviser or manager with respect to any Notes and/or Common Stock, agrees that, so long as this Agreement shall be in full force and effect and shall not have been validly terminated pursuant to
                  Section 11 hereof, it will:

                  (i) from and after the date hereof not directly or indirectly seek, solicit, support, formulate or encourage any other plan, sale, proposal or offer of reorganization, merger, restructuring or recapitalization of Holdings and/or its subsidiaries that could reasonably be expected to prevent, delay or impede the Recapitalization of Holdings and its subsidiaries as contemplated herein or in any other document prepared, executed or filed in connection with implementation of the Recapitalization, including, without limitation, the Merger Agreement (hereinafter, each a "RECAPITALIZATION DOCUMENT");

                (ii) agree to permit disclosure in any filings by Holdings or Wireless with the Securities and Exchange Commission (the "SEC") of the substance of this Agreement and the aggregate (but not the respective) Notes and the aggregate (but not the respective) Common Stock held by all Consenting Noteholders; PROVIDED THAT Holdings and Wireless shall not disclose the amount of the Notes or Common Stock held by any individual Consenting Noteholder, except as may be otherwise required by applicable law; and PROVIDED FURTHER THAT the Consenting Noteholders and their advisors will have the right to review and comment upon any such disclosure prior to any filing with the SEC; and

                (iii) appear, by proxy or in person, at the Stockholders Meeting or otherwise cause its Class A Stock to be counted as present thereat for purposes of calculating a quorum and respond to any other request by Holdings for written consent, if any, and, unless otherwise expressly consented to in writing by Holdings, in its sole discretion, vote, or cause to be voted, all such Consenting Noteholder's Class A Stock Beneficially Owned by such Consenting Noteholder as of the relevant time (A) in favor of the Exchange and the transactions contemplated thereby, including the issuance of the shares of Class A Stock, through Investco, to the Consenting Noteholders in exchange for the Notes held by such Consenting Noteholders (B) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (C) against any proposal made in opposition to,  or  in  competition  or  inconsistent  with,  the
                         Recapitalization and the Recapitalization Documents, including the adoption thereof or the consummation thereof, (D) against any extraordinary dividend,

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

                         distribution or recapitalization by Holdings or change in the capital structure of Holdings (other than pursuant to or as explicitly permitted by the Recapitalization Documents) and (E) against any action or agreement that would reasonably be expected to result in any condition to the consummation of any Recapitalization Document not being fulfilled. Each Consenting Noteholder hereby revokes any and all previous proxies granted with respect to its Class A Stock. By entering into this Agreement, each Consenting Noteholder hereby grants a proxy appointing Holdings, with full power of substitution, as such Consenting Noteholder's attorney-in-fact and proxy, for and in such Consenting Noteholder's name, to be counted as present and to vote or otherwise to act on behalf of such Consenting Noteholder with respect to its Class A Stock in the manner contemplated by this
                         Section 3.1(a)(iii) as such proxy or it substitutes shall, in Holdings' sole discretion, deem proper with respect to its Class A Stock. The proxy granted by each Consenting Noteholder pursuant to this Section 3.1(a)(iii) is, subject to the penultimate sentence of this Section 3.1(a)(iii), irrevocable and is coupled with an interest and is granted in order to secure such Consenting Noteholder's performance under this Agreement and also in consideration of the Holdings and Investco entering into this Agreement. If any Consenting Noteholder fails for any reason to be counted as present or to vote such Consenting Noteholder's Class A Stock in accordance with the requirements of this Section 3.1(a)(iii) (or anticipatorily breaches such section), then Holdings shall have the right to cause to be present or vote such Consenting Noteholder's Class A Stock in accordance with the provisions of this Section 3.1(a)(iii). The proxy granted by each Consenting Noteholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the valid termination of this Agreement in accordance with Section 11, not to attempt to revoke (subject to the preceding sentence), frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 3.1(a)(iii).

        (b) Each of Holdings, Investco, Wireless and each Consenting Noteholder (so long as it is a holder of any Note or share of Common Stock) further agrees that, so long as this Agreement shall be in full force and effect and shall not have been validly terminated pursuant to Section 11 hereof, it shall not:

                  (i)    object  to,  or  otherwise   commence  any  proceeding
                         opposing, any of the terms of this Agreement or any Recapitalization Documents;

                  (ii) take any action which is inconsistent with, or that would delay approval or confirmation of any of the Exchange, the Merger Agreement, the Amendments or any of the other Recapitalization Documents; or

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


                (iii) in its capacity as the holder of any Notes, initiate any Action with respect to its rights under such Notes or the applicable indentures governing such notes, except for any claims for any Designated Defaults.

3.2. TRANSFER OF CLAIMS, INTERESTS AND SECURITIES.

         Each of the Consenting Noteholders hereby agrees, for the period beginning on the date of this Agreement and ending on the earlier of (i) the date of the Closing and (ii) the date of the termination of this Agreement pursuant to Section 11(such period, the "RESTRICTED PERIOD"), that it shall not sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a "TRANSFER"), all or any of its Notes or Common Stock (or any right related thereto, including any voting or consent rights associated with such Notes and/or Common Stock), UNLESS the transferee thereof agrees in writing, on terms substantially similar to those set forth in EXHIBIT B hereto, to assume and be bound by this Agreement, and to assume the rights and obligations of a Consenting Noteholder under this Agreement and delivers such writing to each of Holdings, Investco and counsel to the Consenting Noteholders at or prior to the time of the relevant Transfer (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). Holdings and Investco shall promptly acknowledge any such Transfer in writing, and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, each of Holdings and Investco shall be deemed to have acknowledged that its obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Noteholder hereunder. Any sale, transfer or assignment of any Note or share of Common Stock that does not comply with the procedure set forth in the first sentence of this Section 3.2 shall be deemed void AB INITIO. Each Consenting Noteholder further agrees to authorize and hereby authorizes Holdings and its subsidiaries to effect a stop transfer order with respect to all of the Notes and Common Stock owned by such Consenting Noteholder and agrees that an appropriate legend may be placed on the Notes and Common Stock with respect to the transfer restrictions set forth in this
Section 3.2 and that such Consenting Noteholder will submit such Notes and certificates for Common Stock to Holdings for the inclusion of such legend.

3.3. FURTHER ACQUISITION OF NOTES AND EQUITY INTERESTS.

         This Agreement shall in no way be construed to preclude any Consenting Noteholder or any of its respective subsidiaries from acquiring additional Notes and/or Common Stock; PROVIDED, HOWEVER, that any such additional Notes or Common Stock acquired by a Consenting Noteholder or any subsidiary thereof shall automatically be deemed to be subject to the terms of this Agreement; and PROVIDED FURTHER that each such Consenting Noteholder agrees that it shall not create any subsidiary or other affiliated entity for the sole purpose of acquiring any Notes or shares of Common Stock. Upon the request of Holdings and Investco, each Consenting Noteholder shall, in writing and within five (5) business days, provide an accurate and current list of all Notes and Common Stock that it and any affiliate holds at that time, PROVIDED that the individual holdings of any Consenting Noteholder and its affiliates shall be kept confidential and not disclosed by Holdings or Investco, subject to applicable law.

SECTION 4. REPRESENTATIONS OF CONSENTING NOTEHOLDERS.

         Each of the Consenting Noteholders, severally for itself, represents and warrants to Holdings and Investco, as of the date hereof and as of the Closing, as follows, all of which are continuing representations and warranties:

        (a) Such Consenting Noteholder is the legal owner, Beneficial Owner and/or the investment advisor or manager for the legal or Beneficial Owner of the Notes set forth on Schedule I hereto (to be updated as necessary at the Closing) (collectively, the "RELEVANT INTERESTS"). Such Consenting Noteholder will convey good and valid title to the Relevant Interests, free and clear of any Liens.

       (b) There are no Notes of which such Consenting Noteholder is the legal owner, Beneficial Owner and/or investment advisor or manager for such legal or Beneficial Owner which are not part of its Relevant Interests other than Notes in which such Consenting Noteholder holds an interest pursuant to or subject to a contract with an unaffiliated third party which third party has failed to deliver title to, or return possession of, such Notes to such Consenting Noteholder in accordance with such contract ("UNDELIVERED INTERESTS"); PROVIDED, however, that such Undelivered Interests shall automatically become Relevant Interests upon the receipt of title, or, as the case may be, possession, by such Consenting Noteholder.

        (c) Such Consenting Noteholder has full power to vote and/or dispose of the aggregate principal amount of the Relevant Interests.

        (d) Such Consenting Noteholder is an "accredited investor" under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Such Consenting Noteholder is acquiring the Class A Stock for his, her or its own account, for investment purposes only and not with a view to the distribution of the Class A Stock, except in compliance with the Securities Act and applicable state securities laws. Such Consenting Noteholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its prospective investment in the Class A Stock and is able, without materially impairing his, her or its financial condition, to hold the Class A Stock for an indefinite period of time and to suffer a complete loss on such investment. Such Consenting Noteholder has received and reviewed the confidential private placement memorandum (the "PPM") which --- outlines the contemplated structure of the Exchange and includes applicable disclosures relating to an investment in the Class A Stock, and has had the opportunity to ask questions of the management of Holdings and its subsidiaries to the extent necessary to evaluate an investment in the Class A Stock.

SECTION 5. REPRESENTATIONS OF HOLDINGS, INVESTCO AND WIRELESS.

         Each of Holdings, Wireless and Investco represents and warrants to the Consenting Noteholders, as of the date hereof and as of the Closing, as follows, all of which are continuing representations and warranties:

        (a) All shares of Class A Stock subject to issuance as specified in Section 2.1 hereof will be duly authorized upon consummation of the Merger and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

         (b)      (i)    Each of Holdings  and  Wireless has filed with the SEC
                         all reports, schedules, statements and other documents
                         required  to be filed by it with the SEC  pursuant  to
                         the  Exchange Act of 1934,  as amended (the  "Exchange
                         Act")  since  December  31,  2003  (collectively,  the
                         "COMPANY SEC REPORTS").  As of their respective dates,
                         the  Company   SEC   Reports   and  any   registration
                         statements,   reports,  forms,  proxy  or  information
                         statements and other  documents  filed by Holdings and
                         Wireless  with the SEC  pursuant to the  Exchange  Act
                         after the date of this  Agreement  (i)  complied,  or,
                         with respect to those not yet filed,  will comply,  in
                         all material respects with the applicable requirements
                         of the  Exchange  Act,  and  (ii) did  not,  or,  with
                         respect to those not yet filed,  will not, contain any
                         untrue statement of a material fact or omit to state a
                         material  fact  required  to  be  stated   therein  or
                         necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Investco is not currently subject to the reporting requirements of Section 13 and Section
                         15(d) of the Exchange Act.

                  (ii) Each of the most recent audited and unaudited consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Holdings and Wireless and their consolidated subsidiaries as of its date, and each of the most recent audited and unaudited consolidated statements of income, stockholders' equity and cash flows of Holdings and Wireless included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, stockholders' equity and cash flows, as the case may be, of Holdings and Wireless and their subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principals ("GAAP") consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

                  (iii) Except as set forth in the Company SEC Reports, neither Holdings, Wireless nor any of their subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Holdings or Wireless or in the notes thereto prepared in accordance with GAAP consistently applied, except for
                         (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Holdings or Wireless, as applicable, as of September 30, 2006, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) on or after September 30, 2006 and prior to the date hereof, and
                         (iii) other liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iv) Holdings represents that there are not any outstanding options or warrants for the purchase of any class of its equity.

        (c) Holdings, Wireless and Investco and each of their subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings, Wireless, Investco nor any of their subsidiaries has received any written notice since January 1, 2003, or has knowledge, after due inquiry, of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for circumstances that, individually or in the aggregate, would not constitute a Material Adverse Effect, Holdings, Wireless and Investco have all permits, licenses, franchises, certificates, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit Holdings, Wireless and Investco to carry on their respective businesses as currently conducted.

        (d) Except as set forth in Company SEC Reports filed prior to the date of this Agreement, there is no Action (i) instituted,
                  (ii) pending and served upon Holdings, Wireless, Investco or any of their subsidiaries, or (iii) to the knowledge, after due inquiry, of Holdings, Wireless and Investco, pending and not served upon Holdings, Wireless, Investco or any of their subsidiaries, or overtly threatened, in each case against
                  Holdings,  Wireless, Investco or any of their subsidiaries or any of their respective Assets which,  individually or in the
                  aggregate,   directly  or  indirectly,  would  reasonably  be
                  expected to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case
                  against   Holdings,   Wireless,   Investco,   any  of   their
                  subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to Holdings, Wireless, Investco or any of their subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

        (e) Each of Holdings, Wireless and Investco has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including any interest and penalties, or provided adequate reserves for the payment thereof, except for those being contested in good faith and which are listed on
                  Schedule 5(e) hereto or to the extent that failure to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (f) Assuming the exchange of, and only of, all Relevant Interests held by the Consenting Noteholders as of the date of this Agreement and reflected on Schedule I hereto, immediately after the Exchange, each of the Consenting Noteholders or their successors and assigns will hold a ratable share of 87.00481% of the Common Stock on a fully diluted basis (assuming the issuance of all of the Class A Stock identified on Schedule 7.2), such ratable share to be determined based on the fraction equal to the face amount of such Consenting Noteholder's Relevant Interests divided by the total face amount of the outstanding Relevant Interests owned by all of the Consenting Noteholders.

SECTION 6. MUTUAL REPRESENTATIONS AND WARRANTIES.

         Each Party makes the following representations and warranties to each of the other Parties, all of which are continuing representations and warranties:

6.1.     ENFORCEABILITY.

         This Agreement is a legal, valid, and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally or is subject to general principles of equity, whether considered in a proceeding at law or in equity.

6.2.    NO CONSENT OR APPROVAL.

         Except as expressly provided in this Agreement (including approval and/or the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the FCC Approval), and, as to Holdings, subject to the Shareholder Vote, no consent or approval is required by any other Person or entity in order for it to carry out the provisions of this Agreement.

6.3.     POWER AND AUTHORITY.

         It has all requisite power and authority to enter into this Agreement and, subject, in the case of Holdings, to the Shareholder Vote, to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Recapitalization.

6.4.    AUTHORIZATION.

        Subject, in the case of Holdings, to the Shareholder Vote, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

6.5.    GOVERNMENTAL CONSENTS.

         The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any Governmental Entity, except for the FCC Approval and such filings and approvals as may be necessary and/or required under the federal securities laws, any state securities laws or the HSR Act.

6.6.     NO CONFLICTS.

         The execution, delivery and performance of this Agreement does not and shall not: (i) subject to the receipt of the FCC Approval and the receipt of all approvals and/or the expiration of any applicable waiting period under the HSR Act, violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

SECTION 7. UNDERTAKINGS OF HOLDINGS, INVESTCO AND WIRELESS.

7.1.       AFFIRMATIVE UNDERTAKINGS

           (a) Except as otherwise expressly provided in this Agreement, each of Holdings, Investco and Wireless agrees that, from the date of this Agreement until the Closing, it shall, and shall cause its subsidiaries to, operate its business and maintain its Assets, in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its business and goodwill,
                  (ii) maintain and renew its permits and licenses, (iii) keep available the service of its officers and employees, (iv) preserve its relationships with suppliers and other constituencies, (v) maintain its books and records and (vi) pay its obligations as they come due, in each case in the ordinary course of business, consistent with past practice.

        (b) Holdings agrees to use its commercially reasonable efforts to prepare and file with the SEC as soon as practicable a proxy statement to be sent to holders of Class A Stock in connection with the meeting of holders of Class A Stock (the "STOCKHOLDERS MEETING") to consider the Exchange and the Merger Agreement (the "PROXY STATEMENT"). Holdings will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Consenting Noteholders and their advisors will have the right to review and comment upon the Proxy Statement and any amendment thereto prior to the filing thereof with the SEC. Holdings shall use all reasonable efforts to (i) have or cause the Proxy Statement to be cleared by the SEC as promptly as practicable, (ii) have the Proxy Statement mailed to the holders of Class A Stock promptly after the clearance of such Proxy Statement by the SEC, and (iii) hold the Stockholders Meeting for the purposes of obtaining the Shareholder Vote within thirty (30) days of such mailing. The Board shall not withdraw, qualify or modify in a manner adverse to the Consenting Noteholders, or publicly propose to withdraw, qualify or modify in a manner adverse to the Consenting Noteholders, its recommendation of the Exchange, the Merger and the transactions contemplated hereby and under the Merger Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, but subject to the other obligations of Holdings contained in this Section 7.1(b), if, prior to obtaining the Stockholder Vote, the Board determines in good faith, after consultation with outside counsel, that failure to so withdraw, qualify or modify its recommendation would be inconsistent with the exercise of its fiduciary duties, the Board may withdraw or modify its recommendation.

        (c) Holdings agrees to execute and deliver to the Consenting Noteholders for counter-execution, a Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT C, on or before the Closing.

        (d) Holdings shall use its reasonable best efforts to contest and/or appeal the delisting of the Class A Stock from the New York Stock Exchange.

7.2. NEGATIVE UNDERTAKINGS

         Except as required by applicable law and subject to Section 7.1(b), Holdings, Investco and Wireless shall, and shall cause each of their subsidiaries to, take no actions inconsistent with the prompt consummation of the Recapitalization, the Exchange, the Merger and the other transactions contemplated by this Agreement. Each of Holdings, Investco and Wireless shall not, and shall not permit any of its subsidiaries to, except (i) as expressly permitted or required by this Agreement or the Merger Agreement, (ii) as set forth on Schedule 7.2, or (iii) as otherwise agreed to in writing by the Consenting Noteholders, not to be unreasonably withheld, conditioned or delayed:

        (a) sell or convey any of its material Assets or any interests therein, except in the ordinary course of business consistent with past practice; PROVIDED, that Holdings and its subsidiaries may consummate the pending sales of (i) its wireless license and wireless communications network in the Athens, Georgia market to Cingular Wireless LLC and (ii) certain wireless communications towers located in North Carolina, South Carolina and eastern Tennessee to SBA Towers II LLC, a wholly-owned subsidiary of SBA Communications;

        (b) change its method of accounting or any accounting principle, method, estimate or practice, except as may be required by GAAP or any other applicable requirements of law;

        (c) cancel, terminate or amend any contract involving revenues or expenditures in excess of $250,000 (a "MATERIAL CONTRACT"), or enter into any Material Contract, other than in the ordinary course;

        (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Holdings and its subsidiaries, taken as a whole or which would be material Assets;

        (e) enter into any joint ventures, strategic partnerships or alliances, except in the ordinary course of business consistent with past practice and not involving the formation of a new entity;

        (f) enter into any contract the effect of which would be to grant to a third party any license to use any intellectual property, except in the ordinary course of business consistent with past practice;

        (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, including without limitation by entering into any Acquisition Proposal; PROVIDED, that nothing shall prohibit Holdings or its subsidiaries from entering into or supporting an Acquisition Proposal if Holdings and Investco terminate this Agreement pursuant to Section 11.1(h) to accept a Superior Proposal, subject to the compliance with
                  Section 9.2 hereof;

        (h) except as required by law or contract currently binding on Holdings or Investco, (i) enter into, adopt, amend or terminate any employee benefit plan, (ii) increase the compensation or benefits payable to any employee or pay any amounts to employees not otherwise due, except for promotions, raises, increases and the renewal of any employment contracts for non-executive officers, in case of each such promotion, raise, increase and renewal in the ordinary course of business, (iii) grant or accelerate the vesting of any equity-based awards for the benefit of any employee, (iv) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employee or (v) provide any funding for any rabbi trust or similar arrangement;

         (i)      amend  its   certificates  of  incorporation  or  bylaws  (or
                  comparable instruments);

         (j) (i) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (ii) make any loans, advances or capital contributions to or investments in any other Person other than (A) those to customers in the ordinary course of business consistent with past practice and (B) travel and business expense advances to employees in the ordinary course of business consistent with past practice; or (iii) incur indebtedness other than trade indebtedness or working capital loans in the ordinary course;

        (k) other than in the ordinary course of business consistent with past practice, enter into any contract that contains non-competition restrictions, including any restrictions purporting to relate to the conduct of the business of Holdings and its subsidiaries or any geographic restrictions;

        (l) other than in the ordinary course of business consistent with past practice or as set forth in the annual budget of Holdings, Wireless or Investco, as applicable, as in effect as of the date hereof, authorize any new capital expenditure or expenditures that, individually or in the aggregate, exceed $250,000;

        (m) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by Holdings or its subsidiaries in excess of $1,500,000 in the aggregate or (ii) relating to this Agreement or the transactions contemplated hereby;

        (n) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock, voting debt or any securities derivative of or convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating Holdings or any of its subsidiaries to issue any such securities or rights;

        (o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates other than any direct or indirect wholly-owned subsidiaries;

        (p)       alter,   through   merger,    liquidation,    reorganization,
                  restructuring or in any other manner, the corporate structure or ownership of Investco, Wireless or any other subsidiary;

        (q) amend any of the Reorganization Documents without the prior written approval of the Consenting Noteholders, except for changes in the Proxy Statement or to documents incorporated by reference therein in response to any comments received by the SEC (subject to the right of the Consenting Noteholders to review and comment on such amendments as provided in
                  Section 7.1(b)); or

        (r) agree in writing or otherwise to take any of the actions described in (a) through (q) above.

SECTION 8. ADDITIONAL COVENANTS.

8.1.    NO SOLICITATION OF TRANSACTIONS.

         None of Holdings, Wireless, Investco or any of their subsidiaries shall, nor shall they authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisors, attorney, broker, finder or other agent or representative to, initiate or solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding anything to the contrary contained herein, neither (i) the taking of any of the actions contemplated or permitted by Section 9.2 nor (ii) any of the actions taken by Holdings, Wireless, Investco or any of their subsidiaries prior to the date of this Agreement, shall be deemed to be a breach of Section 8.1.

8.2.    D&O INSURANCE; INDEMNIFICATION; RELEASE.

        (a) All rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the respective current or former directors, officers or employees (collectively, "INDEMNITEES"), as the case may be, of Holdings or its subsidiaries as provided in their respective charter documents and bylaws or in any agreement shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the closing of the Closing. Holdings and its subsidiaries shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing, to the fullest extent permitted by: (i) the charter documents and bylaws of Holdings or any of its subsidiaries (including Wireless) as in effect on November 21, 2006; and
                  (ii) any indemnification agreements of Holdings or its subsidiaries or other applicable contract, in each case as in effect on November 21, 2006. Holdings and the Consenting Noteholders covenant and agree, for a period of six years following the Closing, not to amend, modify or terminate any such charter documents, bylaws or agreements in any manner adverse to the Indemnitees with respect to such rights to indemnification and advancement of expenses.

        (b) In furtherance of the foregoing, at the Board's election, (A) Holdings and its subsidiaries shall obtain prior to the Closing "tail" insurance policies with a claims period of at least six years from the Closing with respect to directors' and officers' liability insurance in amount and scope no less favorable than the existing policy or policies of Holdings and its subsidiaries for claims arising from facts or events that occurred on or prior to the Closing; or (B) if Holdings and its subsidiaries shall not have obtained such tail policy, after the Closing, the New Board will cause Holdings and its subsidiaries to provide, for a period of not less than six years after the Closing, the Indemnitees who are insured under Holdings' current directors' and officers' insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Closing that is no less favorable, taken as a whole, than the existing policy of Holdings and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage (in either case, the "D&O INSURANCE"). Holdings and its subsidiaries covenant and agree to maintain such D&O Insurance for a claims period of at least six years from the Closing and at such coverage amounts and shall not terminate or modify the D&O Insurance coverage in any manner adverse to the Indemnitees.

        (c) Sections 8.2(a) and 8.2(b) are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnitees and shall be binding on all successors and assigns of Holdings and its subsidiaries. The Indemnitees shall be entitled to enforce the covenants contained in Sections 8.2(a) and 8.2(b).

        (d) Effective as of and subject to the occurrence of the Closing, each of the Consenting Noteholders hereby releases and forever discharges all of Holdings and its subsidiaries and all of the Indemnitees (collectively, the "SUNCOM RELEASE Parties") and each of J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan SBIC LLC, Sixty Wall Street SBIC Fund, L.P, J.P. Morgan Capital, L.P., Sixty Wall Street Fund, L.P., their respective current and former directors, officers, partners and employees, and Arnold L. Chavkin (collectively, the "CHASE RELEASE PARTIES"), from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions of the SunCom Release Parties or Chase
                  Release Parties occurring prior to the Closing in their capacity, with respect to the SunCom Release Parties, as obligors to the Consenting Noteholders or as stockholders, directors, officers and employees of Holdings and/or any of its subsidiaries, and with respect to the Chase Release Parties, as stockholders of Holdings or directors, officers, partners and employees of such Chase Release Parties, respectively; PROVIDED, HOWEVER, that such release does not extend to acts of theft or fraud committed by any of the SunCom Release Parties or the Chase Release Parties against any Consenting Noteholder. This Section 8.2(d) is intended for the irrevocable benefit of, and to grant third party rights to, the SunCom Release Parties and the Chase Release Parties and shall be binding on all successors and assigns of each of the Consenting Noteholders. The SunCom Release Parties and the Chase Release Parties shall be entitled to enforce the provisions of this Section 8.2(d).

        (e) Effective as of and subject to the occurrence of the Closing, each of the SunCom Release Parties hereby releases and forever discharges (and prior to the Closing, each of the Chase Release Parties will release and forever discharge) each of the Consenting Noteholders from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Consenting Noteholder related to Holdings and its subsidiaries and the transactions contemplated by this Agreement, including the Exchange and the Merger; PROVIDED, HOWEVER, that such release does not and will not extend to acts of theft or fraud committed by any Consenting

                  Noteholder against the SunCom Release Parties or Chase Release Parties.

        (f) Effective as of and subject to the occurrence of the Closing, each of Holdings and its subsidiaries hereby releases and forever discharges each of the Chase Release Parties from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Chase Release Parties related to Holdings and its subsidiaries and the transactions contemplated by this Agreement, including the Exchange and the Merger; PROVIDED, HOWEVER, that such release does not and will not extend to acts of theft or fraud committed by any Chase Release Party against Holdings or any of its subsidiaries. This Section 8.2(f) is intended for the irrevocable benefit of, and to grant third party rights to, the Chase Release Parties and shall be binding on all successors and assigns of each of Holdings and its subsidiaries. The Chase Release Parties shall be entitled to enforce the provisions of this Section 8.2(f).

8.3.     CONFIDENTIALITY/PUBLICITY.

         Except as required by applicable law, Holdings and Investco on the one hand and the Consenting Noteholders on the other hand shall not, and shall not permit any of their subsidiaries to, make public disclosures in respect of the transactions contemplated by this Agreement without the consent, not to be unreasonably withheld, conditioned or delayed, of the other. Except as required by applicable law, Holdings and Investco shall not, and shall not permit any of their subsidiaries to, issue any press release in respect of the transactions contemplated by this Agreement without the consent of a majority in interest of the outstanding principal amount of the Notes held by the Consenting Noteholders, not to be unreasonably withheld, conditioned or delayed.

8.4.     TIMING OF THE EXCHANGE.

         The Parties will use their commercially reasonable efforts to (i) finalize and file with the SEC the preliminary Proxy Statement within three (3) business days following the date of this Agreement and (ii) cause the consummation of the Exchange to occur within three (3) months following the date of this Agreement.

8.5.     EFFORTS TO CONSUMMATE.

         (a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall, and shall cause any of its subsidiaries to, use its commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Recapitalization, Merger and Exchange, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
                  (ii) obtaining all necessary consents, approvals or waivers from third parties, if any, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

         (b) Subject to the terms and conditions herein provided and without limiting the foregoing, each of Holdings and the Consenting Noteholders will (i) promptly, but in no event later than fifteen (15) days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including but not limited to approvals from the FCC approving the transactions contemplated by the Exchange (the "FCC APPROVAL"), and (iii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Exchange, the Merger and the other transactions contemplated hereby.

         (c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.5 if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Exchange, the Merger or any other transaction contemplated by this Agreement, each of Holdings, Investco and Wireless shall use its respective commercially reasonable efforts, and the Consenting Noteholders shall cooperate in all respects with Holdings, Investor or Wireless, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Exchange, the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.5 shall limit a Party's right to terminate this Agreement pursuant to Section 11.1(c) or 11.1(d) so long as such party has, prior to such termination, complied with its obligations under this Section 8.5.

SECTION 9.        GOVERNANCE.

9.1.     BOARD MAKEUP

         Effective immediately upon consummation of the Exchange, the Board will be reconstituted as follows (collectively, the "NEW BOARD"): (i) Michael
E. Kalogris, the Chairman and Chief Executive Officer, and Scott I. Anderson, Chairman of the Audit Committee of the Board (together, the "CONTINUING DIRECTORS"), will remain on the Board and (ii) the remaining three current directors will resign from the Board. Immediately prior to the effectiveness of the resignations of any of the members of the existing Board, the Board will act to (A) increase the size of the Board to ten members and (B) approve the appointment, effective immediately following the resignation of the three current directors other than the Continuing Directors, of (i) three (3) new directors designated by Highland Capital Management, L.P., at least one (1) of which will be independent (as determined by the New Board) under New York Stock Exchange Rules, (ii) three (3) new directors designated by Pardus Capital Management L.P., a number (not less than one (1)) to be determined of which will be independent (as determined by the New Board) under New York Stock Exchange Rules and (iii) two (2) new directors designated by DiMaio Ahmad Capital LLC, each of which will be independent (as determined by the New Board) under New York Stock Exchange Rules, to fill the vacancies created by the resignation of such directors and the expansion of the Board. The directors appointed by the Persons set forth in the immediately preceding sentence (together with the Person making such appointment) are set forth on Schedule II hereto. Each such newly appointed director will be deemed to be in the class (e.g. class I, II or III) indicated next to such director's name on Schedule II hereto. If either of the two Continuing Directors ceases to serve as a director for any reason, until the earlier of the consummation of a Sale Transaction (as defined below) and the termination of the Sale Transaction process by the New Board, the remaining Continuing Director will be entitled to select a replacement with relevant qualifications and experience, and Holdings and the Parties hereto with board appointment rights shall use their commercially reasonable efforts to cause such selected replacement to be appointed by the Board to fill the vacancy; PROVIDED THAT any such replacement must be reasonably acceptable to and consented to by the Board, which consent shall not be unreasonably withheld or delayed. Notwithstanding the designation rights of particular Consenting Noteholders set forth above, each of the newly appointed directors appointed to the New Board shall have relevant background and experience and shall otherwise be reasonably acceptable to and consented to by the Board, which consent shall not be unreasonably withheld or delayed. In the event that a director designated pursuant to clause (B) of this Section 9.1 ceases to serve as director for any reason prior to the 2008 annual meeting of stockholders of Holdings, the vacancy resulting thereby shall be filled by an individual designated and nominated by the Person that nominated the director who has ceased to serve, provided that the individual so nominated shall have relevant background and experience and shall otherwise be reasonably acceptable to and consented to by the remainder of the Board, which consent shall not be unreasonably withheld or delayed, and Holdings and the Parties hereto with board appointment rights shall take all action necessary to promptly elect, if necessary, such successor or replacement director to the Board as soon as possible after the date of such vacancy. Each director appointed to the Board shall execute a confidentiality agreement in form and substance reasonably satisfactory to Holdings prior to assuming his or her position on the Board. The Parties agree that the Recapitalization Documents, including any proxy solicitation materials, shall reflect the arrangements set forth in this paragraph as and to the extent required by law.

9.2.     SALE TRANSACTION

         Each of the Parties agrees that a sale transaction or transactions (whether by way of merger(s), consolidation(s), stock purchase(s) or sale(s) of substantially all of the business of Holdings as currently conducted, a "SALE TRANSACTION")) should be pursued by the Board. Promptly upon the execution of this Agreement, Holdings shall issue a public announcement reasonably satisfactory to the Consenting Noteholders describing the Recapitalization. Additionally, contemporaneously with (or promptly after) the filing of the proxy materials with respect to the Shareholder Vote, Holdings shall issue a public announcement reasonably satisfactory to the Consenting Noteholders indicating that Holdings intends to pursue strategic alternatives, including a Sale Transaction. Specifically, Holdings and the Consenting Noteholders agree that: (i) Holdings shall retain an investment bank of nationally recognized standing mutually acceptable to the Board and the Consenting Noteholders (the "NEW INVESTMENT BANK") on terms mutually acceptable to the Board and the Consenting Noteholders for the purpose of advising Holdings and its subsidiaries and the Board on a Sale Transaction; (ii) the New Investment Bank shall be instructed to begin as soon as practicable to prepare customary sales brochures, information memoranda and other marketing materials (collectively, "MATERIALS") necessary to market Holdings and its subsidiaries and/or their respective assets; (iii) the New Investment Bank shall be instructed to work with Holdings on the preparation of a data room for purposes of facilitating a Sale Transaction; and (iv) the New Investment Bank shall be instructed to (A) identify potential strategic and financial purchasers ("POTENTIAL PURCHASERS") that it reasonably believes may be interested in participating in a Sale Transaction (and have the financial wherewithal to successfully consummate a Sale Transaction) and (B) as the New Investment Bank may reasonably determine to be desirable, enter into customary and appropriate confidentiality agreements with one or more of such Potential Purchasers; PROVIDED, that in no event shall Holdings, Investco, Wireless or their respective agents (including the New Investment Bank) distribute any Materials or otherwise initiate any discussions or negotiations with Potential Purchasers in a Sale Transaction prior to the effective date of the Exchange (except that the New Investment Bank and counsel to Holdings and Investco may negotiate the terms of the confidentiality agreements referred to in (B) above). Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 8.1), at any time prior to the Closing the Board shall have the right to review unsolicited proposals from third parties for an Acquisition Proposal, including but not limited to a Sale Transaction and any unsolicited proposals resulting from the actions of Holdings and its subsidiaries pursuant to this Section 9.2 ("UNSOLICITED PROPOSALS") and respond in good faith to any such proposals, including negotiating and executing any appropriate confidentiality agreements with such third parties, providing financial, legal and other information to such third parties, and negotiating the terms with respect to such proposal, or taking such other actions as the Board deems appropriate in exercising its fiduciary duties. Upon receipt of any Unsolicited Proposal, Holdings agrees that it shall use the New Investment Bank in connection with the evaluation and negotiation of such proposal; PROVIDED, that the New Investment Bank shall agree in writing not to disclose the existence or terms of any Unsolicited Proposal, including the identity of the parties thereto, to any of the Consenting Noteholders or their representatives.

SECTION 10.       CONDITIONS.

         (a) The respective obligations of each Party to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (i) The Exchange and the Merger Agreement shall have been approved by holders of a majority of the outstanding Class A Stock at the Stockholders Meeting, and the Merger shall have been consummated;

                  (ii) The waiting periods (and any extensions thereof) applicable to the Reorganization under the HSR Act shall have been terminated or shall have expired;

                  (iii)    The FCC Approval shall have been obtained;

                  (iv) All filings required to be made prior to the Closing by any Party or any of its respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents, approvals and authorizations would not cause a Material Adverse Effect;

                  (v) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Exchange or the Merger; and

                  (vi) At least 91.25% of the total outstanding principal amount of the Notes are tendered for exchange at the Closing by the Consenting Noteholders pursuant to
                           Section 2.1.

         (b) The obligations of the Consenting Noteholders to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

                  (i) The representations and warranties of Holdings, Wireless and Investco contained in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the Closing as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (ii) Each of Holdings, Wireless and Investco shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing;

                  (iii)    Each of J.P.  Morgan  Capital,  L.P.  and Sixty Wall
                           Street Fund, L.P. shall have converted all their shares of Class B Stock into shares of Class A Stock prior to the record date for the Stockholders Meeting and shall have entered into the Voting and Lock-Up Agreement;

                  (iv) The Consenting Noteholders shall have received (or will receive at the Closing) payment in cash of all interest accrued through the Closing in respect of the Notes held by them and tendered in the Exchange; and

                  (v) Since September 30, 2006, there shall not have been any change, circumstance or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         (c) The obligations of Holdings, Wireless and Investco to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

                  (i) The representations and warranties of the Consenting Noteholders contained in this Agreement shall be true and correct (without regard to any materiality qualifier contained therein), on and as of the Closing as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Consenting Noteholders to consummate the transactions contemplated by this Agreement;

                  (ii) The Consenting Noteholders shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing; and

                  (iii) Supplemental indentures including the Amendments shall have been validly executed and delivered by Wireless and the trustee under the indentures governing the Notes.

SECTION 11.       TERMINATION.

11.1.    TERMINATION EVENTS.

         This Agreement may be terminated at any time before the Closing of the Exchange (except as otherwise provided), whether before or after the Shareholder Vote, by written notice from the Requisite Noteholders to Holdings and Investco or Holdings, Investco and Wireless to the Consenting Noteholders, as the case may be, as follows:

         (a)      by  mutual   written   consent  of  each  of  the   Requisite
                  Noteholders and Holdings, Investco and Wireless;

         (b) by either the Requisite Noteholders or Holdings, Investco and Wireless, if delivery of a proxy statement to the holders of the Class A Stock in respect of the Shareholder Vote does not take place on or before April 30, 2007;

         (c)      by either the Requisite Noteholders or Holdings, Investco and
                  Wireless,   if  the  Recapitalization  is  not  substantially
                  consummated on or before May 31, 2007;

         (d) by either the Requisite Noteholders or Holdings, Investco and Wireless if there shall have been issued an order, decree or injunction having the effect of making the Exchange or the Merger illegal or permanently prohibiting the consummation of the Exchange or the Merger, and such order, decree or injunction shall have become final and nonappealable;

         (e) by the Requisite Noteholders, if either of Holdings, Investco or Wireless has breached any material provision of this Agreement and any such breach remains uncured for a period of five (5) days after written notice of such breach, specifically identifying the nature of such breach and the intent of the Requisite Noteholders to terminate the Agreement pursuant to this Section 11.1(e), is delivered by the Requisite Noteholders to Holdings, Investco and Wireless;

         (f) by Holdings, Investco and Wireless, if any of the Consenting Noteholders has breached any material provision of this Agreement and any such breach remains uncured for a period of five (5) days after written notice of such breach, specifically identifying the nature of such breach and the intent of Holdings, Investco and Wireless to terminate the Agreement pursuant to this Section 11.1(f), is delivered by Holdings and Investco to the Consenting Noteholders;

         (g) by Holdings, if the Board elects to terminate the Exchange Agreement in order to accept a Superior Proposal;

         (h) by the Requisite Noteholders, if the Board fails to recommend this Agreement and/or the Merger Agreement to the shareholders of Holdings, or withdraws such recommendation; or

         (i) by either the Requisite Noteholders or Holdings, Investco and Wireless, if the Shareholder Vote for approval of the Exchange and/or the Merger Agreement is not obtained.

11.2.    EXPENSES; BREAK-UP FEE.

         (a) Except as otherwise provided in this Section 11.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and PPM and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         (b) Notwithstanding the foregoing, if (i) (A) an Acquisition Proposal has been received by Holdings, Investco, Wireless or any of their subsidiaries, or their respective representatives or advisors, or at the time of such termination an Acquisition Proposal has been publicly proposed or publicly announced and this Agreement is terminated by Holdings, Investco and Wireless pursuant to
                  Section 11.1(b) or Section 11.1(c) or by the Requisite Noteholders pursuant to Section 11.1(e) and (B) within twelve
                  (12) months from the date of termination of this Agreement, Holdings or any of its subsidiaries shall consummate such Acquisition Proposal (or enter into a definitive agreement with respect to such Acquisition Proposal that is subsequently consummated), (ii) this Agreement is terminated by Holdings pursuant to Section 11.1(g), or (iii) this Agreement is terminated by the Requisite Noteholders pursuant to Section 11.1(h), then Holdings shall pay the Consenting Noteholders an amount equal to the Break-Up Fee, by wire transfer of immediately available funds to an account designated by the Consenting Noteholders, within (x) in the case of clause (i) above, within two business days following the consummation of the applicable Acquisition Proposal and
                  (y) in the case of clause (ii) and (iii) above, within two business days after the termination of this Agreement. Holdings's payment of a Break-Up Fee to Section 11.2 shall be the sole and exclusive remedy of the Consenting Noteholders against Holdings and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Holdings, Investco or Wireless. In no event shall Holdings be required to pay more than one Break-Up Fee pursuant to this Section 11.2. The "BREAK-UP FEE" shall be an amount to each Consenting Noteholder equal to 2.0% of the total outstanding principal amount of the Notes held by such Consenting Noteholder as of the date of this Agreement, as indicated for such Consenting Noteholder on Schedule I hereto.

         (c) Whether or not the Exchange is consummated, Holdings agrees that it shall cause Wireless to pay, on a monthly basis, the reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz (billed in the manner that the firm has previously billed Holdings), counsel to the Consenting Noteholders, incurred, whether before or after the date hereof, in connection with the transactions contemplated by this Agreement; PROVIDED, that the aggregate amount of such fees and expenses that Holdings shall be required to pay shall not exceed $1,000,000.

11.3.    EFFECT OF TERMINATION.

         In the event of termination of this Agreement by either the Consenting Noteholders or Holdings and Investco as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Consenting Noteholders or Holdings or Investco or their respective officers, members or directors, as applicable, except as (i) set forth in Section 11.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a Party as a result of the willful breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, and (iii) with respect to provisions hereof that expressly survive the termination of this Agreement.

SECTION 12.       EFFECTIVENESS OF THE AGREEMENT.

         This Agreement shall become effective when Holdings and Investco and counsel to the Consenting Noteholders shall have received counterparts hereof duly executed and delivered by: (i) Consenting Noteholders holding Relevant Interests constituting at least 91.25% of the aggregate outstanding principal amount of the Notes; and (ii) Holdings, Investco and Wireless.

SECTION 13.       NO WAIVER OF PARTICIPATION AND RESERVATION OF RIGHTS.

         Except as expressly provided in this Agreement (including, without limitation, the provisions of Sections 3.1(b)(iii) and 8.2), nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Consenting Noteholders to protect and preserve its rights, remedies and interests, including without limitation, its claims against Holdings, Investco and Wireless. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement are not consummated or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all rights, remedies and interests.

SECTION 14.       MISCELLANEOUS TERMS.

14.1.    BINDING OBLIGATION, ASSIGNMENT, NO RECOURSE.

         (a) BINDING OBLIGATION. Subject to, in the case of Holdings, the Shareholder Vote, this Agreement is a legally valid and binding obligation of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Except as set forth in
                  Section 8.2 hereof, nothing in this Agreement, express or implied, shall give to any Person, other than the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, any benefit or any regal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants and obligations of the Consenting Noteholders contained in this Agreement are, in all respects, several and not joint. Except for the obligations of the Consenting Noteholders under Sections 2.5, 4, 6, 8.2, 8.3, 9, 11.2(a), 11.2(c), 13 and 14,
                  all obligations of the Consenting Noteholders under this Agreement shall terminate upon consummation of the Closing.

         (b) ASSIGNMENT. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as provided in Section 3.2 hereof.

         (c) NO RECOURSE. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

14.2.    FURTHER ASSURANCES.

         The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

14.3.    HEADINGS.

         The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

14.4.    GOVERNING LAW.

         THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

14.5.    COMPLETE AGREEMENT, INTERPRETATION AND MODIFICATION.

         (a) COMPLETE AGREEMENT. The Agreement and the other agreements referenced herein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

         (b) INTERPRETATION. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret the Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

         (c) MODIFICATION OF THE AGREEMENT. This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by Holdings, Investco and the Requisite Noteholders; PROVIDED, HOWEVER, that if the modification or amendment at issue materially adversely impacts the economic treatment or rights of any Consenting Noteholder, the agreement in writing of such Consenting Noteholder whose economic treatment or rights are materially adversely impacted shall also be required for such modification or amendment.

         (d) WAIVER. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

14.6.    SPECIFIC PERFORMANCE.

         The Parties understand and agree that money damages may not be a sufficient remedy for any breach of this Agreement by any Party, and further understand and agree that each non-breaching Party shall be entitled to seek (upon proper proof) the remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a non-exclusive remedy of any such breach; PROVIDED, HOWEVER, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

14.7.    EXECUTION OF AGREEMENT.

         This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.8.    INDEPENDENT DUE DILIGENCE AND DECISION-MAKING.

         Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospect of Holdings and its subsidiaries.

14.9.    CONSIDERATION.

         Holdings, Investco and each Consenting Noteholder hereby acknowledge that no additional consideration shall be due or paid to the Consenting Noteholders for their agreement to vote in favor of the Recapitalization or to tender in the Exchange or to consent to the Amendments in accordance with the terms and conditions of this Agreement, other than Holdings' and Investco's agreements to use commercially reasonable efforts to consummate the Recapitalization in accordance with the terms and conditions of this Agreement.

14.10.   NOTICES.

         All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

         (a)      If to Holdings, Wireless and/or Investco, to:

                  SunCom Wireless Holdings, Inc.
                  1100 Cassatt Road
                  Berwyn, Pennsylvania 19312
                  Attention:  General Counsel
                  (610) 651-5900 (phone)
                  (610) 722-4288 (facsimile)


                  WITH COPIES TO:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Attention:        Simeon Gold, Esq.
                                    Marcia L. Goldstein, Esq.
                  Telecopier:       (212) 310-8007

                  Weil, Gotshal & Manges LLP
                  200 Crescent Court, Suite 300
                  Dallas, Texas 75201
                  Attention:        W. Stuart Ogg, Esq.
                  Telecopier:       (214) 746-7777

         (b) If to a Consenting Noteholder or a transferee thereof, to the addresses or telecopier numbers set forth on Schedule III hereto (or as directed by any transferee thereof), as the case may be, with a copy to:

                  Wachtell, Lipton, Rosen & Katz LLP
                  51 West 52nd Street
                  New York, New York 10019
                  Attention:        Scott Charles, Esq.
                  Telecopier:       (212) 403-2000


         Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                    SUNCOM WIRELESS HOLDINGS, INC.


                                    By: /s/ Eric Haskell
                                       ------------------------------------
                                    Name:      Eric Haskell
                                    Title:     Executive Vice President and
                                               Chief Financial Officer


                                    SUNCOM WIRELESS INVESTMENT COMPANY, LLC


                                    By: /s/ Eric Haskell
                                       ------------------------------------
                                    Name:      Eric Haskell
                                    Title:     Executive Vice President and
                                               Chief Financial Officer


                                    SUNCOM WIRELESS, INC.


                                    By: /s/ Eric Haskell
                                       ------------------------------------
                                    Name:      Eric Haskell
                                    Title:     Executive Vice President and
                                               Chief Financial Officer





                   [SIGNATURES CONTINUED ON FOLLOWING PAGES]



                     [Signature Page to Exchange Agreement]

                                    PARDUS EUROPEAN SPECIAL OPPORTUNITIES
                                    MASTER FUND L.P.

                                    By:  Pardus Capital Management LP,
                                         its Investment Manager

                                    By:  Pardus Capital Management LLC,
                                         its general partner


                                    By:  /s/ Karim Samii
                                       ------------------------------------
                                         Name:  Karim Samii
                                         Title:  Sole Member



                     [Signature Page to Exchange Agreement]

                                    CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of American High-Income Trust

                                    By:  /s/ Michael J. Downer
                                       ------------------------------------
                                         Name:  Michael J. Downer
                                         Title:   Vice President and Secretary



                                    CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of The Bond Fund of America, Inc.

                                    By:  /s/ Michael J. Downer
                                       ------------------------------------
                                         Name:  Michael J. Downer
                                         Title:   Vice President and Secretary



                                    CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of The Income Fund of America, Inc.

                                    By:  /s/ Michael J. Downer
                                       ------------------------------------
                                         Name: Michael J. Downer
                                         Title:  Vice President and Secretary




                     [Signature Page to Exchange Agreement]

                                    LISPENARD STREET CREDIT (MASTER), LTD

                                    By:  DiMaio Ahmad Capital LLC,
                                         its investment manager

                                    By:  /s/ Wes Higgins
                                       ------------------------------------
                                         Name:  Wes Higgins
                                         Title:   Partner and Chief
                                                  Operating Officer



                                    POND VIEW CREDIT (MASTER), L.P.

                                    By:  DiMaio Ahmad Capital LLC,
                                         its investment manager

                                    By:  /s/ Wes Higgins
                                       ------------------------------------
                                         Name:  Wes Higgins
                                         Title:  Partner and Chief
                                                 Operating Officer


                     [Signature Page to Exchange Agreement]

                                    HIGHLAND CREDIT OPPORTUNITIES CDO, L.P.

                                    By:   Highland Credit Opportunities CDO GP,
                                          L.P., its general partner

                                    By:   Highland Credit Opportunities CDO GP,
                                          LLC, its general partner

                                    By:   Highland Capital Management, L.P.,
                                          its sole member

                                    By:   Strand Advisors, Inc.,
                                          its general partner

                                    By:   /s/ Mark K. Okada
                                          ---------------------------------
                                          Name:   Mark K. Okada
                                          Title:  Executive Vice President
                                                  Strand Advisors, Inc.,
                                                  General Partner of
                                                  Highland Capital
                                                  Management, L.P.



                                    HIGHLAND SPECIAL OPPORTUNITIES HOLDING
                                    COMPANY

                                    By:   Highland Capital Management, L.P.,
                                          as Collateral Manager

                                    By:   Strand Advisors, Inc.,
                                          its general partner

                                    By:   /s/ Mark K. Okada
                                          ---------------------------------
                                          Name:   Mark K. Okada
                                          Title:  Executive Vice President
                                                  Strand Advisors, Inc.,
                                                  General Partner of
                                                  Highland Capital
                                                  Management, L.P.







                     [Signature Page to Exchange Agreement]

                                    HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

                                    By:  Highland Crusader Fund GP, L.P.,
                                         its general partner

                                    By:  Highland Crusader GP, LLC.,
                                         its general partner

                                    By:  Highland Capital Management, L.P.,
                                         its sole member

                                    By:  Strand Advisors, Inc.,
                                         its general partner

                                    By:   /s/ Mark K. Okada
                                          ---------------------------------
                                          Name:   Mark K. Okada
                                          Title:  Executive Vice President
                                                  Strand Advisors, Inc.,
                                                  General Partner of
                                                  Highland Capital
                                                  Management, L.P.



                                    HIGHLAND CREDIT STRATEGIES MASTER FUND, L.P.

                                    By:  Highland General Partner, L.P.,
                                         its general partner

                                    By:  Highland GP Holdings LLC,
                                         its general partner

                                    By:  Highland Capital Management, LP,
                                         its sole member

                                    By:  Strand Advisors, Inc.,
                                         its general partner
                                    By:   /s/ Mark K. Okada
                                          ---------------------------------
                                          Name:   Mark K. Okada
                                          Title:  Executive Vice President
                                                  Strand Advisors, Inc.,
                                                  General Partner of
                                                  Highland Capital
                                                  Management, L.P.



                     [Signature Page to Exchange Agreement]

                                    HIGHLAND CDO OPPORTUNITY MASTER FUND, L.P.

                                    By:  Highland CDO Opportunity Fund GP, L.P.,
                                         its general partner

                                    By:  Highland CDO Opportunity Fund GP, LLC.,
                                         its general partner

                                    By:  Highland Capital Management, L.P.,
                                         its sole member

                                    By:  Strand Advisors, Inc.,
                                         its general partner

                                    By:  /s/ Mark K. Okada
                                         ---------------------------------
                                         Name:   Mark K. Okada
                                         Title:  Executive Vice President
                                                 Strand Advisors, Inc.,
                                                 General Partner of
                                                 Highland Capital
                                                 Management, L.P.




                                    HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.


                                    By:  /s/ Mark K. Okada
                                         ----------------------------------
                                         Name:   Mark K. Okada
                                         Title:  Officer



                     [Signature Page to Exchange Agreement]